EXHIBIT 99.2

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions)

(Unaudited)

	2005				2004				2003
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Operating revenue	$3,480	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481	$3,498	$3,570	$3,596	$3,624

Operating expenses:
Cost of sales
Facility costs	649	692	677	674	648	745	676	659	701	1,135	686	698
Network expenses	69	72	59	66	66	73	66	57	82	81	70	68
Employee-related costs	390	405	388	410	390	429	437	450	464	468	439	433
Other non-employee related costs	343	343	310	289	298	301	307	288	296	278	280	276

Total cost of sales	1,451	1,512	1,434	1,439	1,402	1,548	1,486	1,454	1,543	1,962	1,475	1,475
Selling, general and administrative
Property and other taxes	43	100	111	99	78	112	115	81	97	114	115	126
Bad debt	36	27	53	57	49	39	13	93	62	70	72	100
Restructuring, realignment and severance related costs	74	26	(1)	15	59	5	132	15	46	37	16	13
Employee-related costs	405	401	410	407	413	413	434	469	415	429	472	485
Other non-employee related costs	492	462	472	458	471	692	792	496	628	455	480	458

Total selling, general and administrative	1,050	1,016	1,045	1,036	1,070	1,261	1,486	1,154	1,248	1,105	1,155	1,182
Depreciation and amortization	758	768	765	774	783	779	784	777	798	796	789	784
Asset impairment charges	—	—	—	—	36	34	43	—	—	230	—	—

Total operating expenses	3,259	3,296	3,244	3,249	3,291	3,622	3,799	3,385	3,589	4,093	3,419	3,441

Other expense—net
Interest expense—net	338	384	380	381	366	374	394	397	436	437	444	440
Other expense (income)—net	392	(31)	13	(242)	(54)	40	(111)	12	(37)	(18)	(63)	(61)

Total other expense—net	730	353	393	139	312	414	283	409	399	419	381	379
Income tax benefit (expense)	3	1	3	(4)	27	18	(136)	3	108	256	79	76

(Loss) income from continuing operations	(506)	(144)	(164)	57	(139)	(569)	(776)	(310)	(382)	(686)	(125)	(120)
Discontinued operations—net	—	—	—	—	—	—	—	—	(25)	2,517	61	66
Cumulative effect of accounting changes—net	(22)	—	—	—	—	—	—	—	—	—	—	206

Net (loss) income	$(528)	$(144)	$(164)	$57	$(139)	$(569)	$(776)	$(310)	$(407)	$1,831	$(64)	$152